Exhibit 99.1

Equinix Receives Favorable REIT Private Letter Ruling from the IRS

REDWOOD CITY, Calif., May 20, 2015 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today announced that the U.S. Internal Revenue Service ("IRS") has issued a favorable private letter ruling ("PLR") in connection with Equinix's conversion to a real estate investment trust ("REIT") for federal income tax purposes effective for its taxable year commencing January 1, 2015. The PLR supports Equinix's position with respect to numerous technical tax issues in connection with Equinix's election of REIT status and conversion to a REIT. In the PLR, the IRS addressed and favorably ruled on Equinix's assets and revenue model (including data center assets as qualified REIT assets and interconnection revenues as qualified REIT revenues), its particular items of federal taxable income from global operations, and its transition plans from a C-corporation to a REIT (including proposed distributions to stockholders). In accordance with the previously announced unanimous approval of Equinix's conversion to a REIT by the Board of Directors of Equinix, Equinix began its first day as a REIT on January 1, 2015.

"Equinix is excited to have received a favorable PLR," said Steve Smith, president and CEO of Equinix. "We are pleased with our current business momentum, and the REIT structure positions us well to provide world-class facilities and services to our customers through Platform Equinix, and to deliver global profitable growth while creating increased shareholder return as we scale our business."

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most interconnected data centers. In 33 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies. www.equinix.com.

Equinix and IBX are registered trademarks of Equinix, Inc.
International Business Exchange is a trademark of Equinix, Inc.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

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CONTACT: Investors: Katrina Rymill, Equinix, Inc., (650) 598-6583, krymill@equinix.com or Paul Thomas, Equinix, Inc., (650) 598-6442, pthomas@equinix.com or Media: Ian Bain, Equinix, Inc., (650) 598-6447, ibain@equinix.com or Liam Rose, Equinix, Inc., (650) 598-6590, lrose@equinix.com